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Jeffrey Goldberger / Brad Nelson
KCSA Strategic Communications
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Email: jgoldberger@kcsa.com / bnelson@kcsa.com

NTELOS Holdings Corp. Announces Towers Sale and Provides Western Markets Preliminary Fourth Quarter 2014 Subscriber Results

- Signs Agreement to Sell Up to 103 Wireless Towers
- Posts Solid Preliminary Fourth Quarter Subscriber Results in Western Markets
- Expects to Report FY 2014 Adjusted EBITDA at or Above Mid-Point of Guidance

WAYNESBORO, Va. - January 20, 2015 - NTELOS Holdings Corp. (the “Company” or “NTELOS”; NASDAQ: NTLS), a leading regional provider of nationwide wireless voice and data communications and home to the “best value in wireless,” today announced an agreement to sell most of its remaining owned wireless towers to an affiliate of Grain Management, LLC (“Grain”), a private equity firm focused on investments in the media and communications sectors. The Company also provided preliminary subscriber results for its Western Markets for the fourth quarter ended December 31, 2014.

“Today’s announcement of an agreement to sell these towers reflects an opportunistic sale of non-strategic assets and is consistent with our previously stated strategic objectives,” said Michael A. Huber, Chairman of the Board of NTELOS Holdings Corp. “We expect the proceeds from the sale will enhance our financial flexibility to continue executing our strategic refocus on our Western Markets.”

Towers Sale

The Company has entered into a definitive agreement to sell up to 103 towers to Grain. The agreement provides that the Company will enter into long term lease agreements on the sold towers that are located in its Western Markets and provides the Company with access to reserve capacity on the towers for its future use. A sale of all 103 towers would provide NTELOS with gross proceeds of approximately $41.0 million. The transaction is expected to close in multiple installments during calendar year 2015, the first of which is expected to occur in the first quarter. The inclusion of towers in any closing is subject to final due diligence and other customary closing conditions. Proceeds are expected to be used for general corporate purposes. Media Venture Partners LLC served as exclusive financial advisor to NTELOS on the transaction.

Western Markets Preliminary Subscriber Highlights

The Company also announced preliminary subscriber results for the fourth quarter for its Western Markets (West Virginia and western Virginia). In early December, the Company announced its intention to focus exclusively on its Western Markets to capitalize on its strong retail presence and the Strategic Network Alliance with Sprint.

Total Subscribers - Western Markets Only

•	Total subscribers were 282,100 as of December 31, 2014, compared to 273,600 for the same period of 2013;

•
Total subscriber gross additions for the fourth quarter 2014 were 28,300, compared to 29,200 for the same period of 2013. Total subscriber net additions for the fourth quarter 2014 were 5,000, compared to 7,300 for the same period of 2013; and

•
Total subscriber gross additions for the year 2014 were 100,400 compared to 97,600 for the year 2013. Total subscriber net additions for the year 2014 were 14,600, compared to 19,000 for the year 2013.

Postpay Subscribers - Western Markets Only

•	Postpay subscriber gross additions for the fourth quarter 2014 were 18,600, compared to 20,600 for the fourth quarter 2013 and 15,500 for the third quarter 2014;

•	Net postpay subscriber additions were 4,700 for the fourth quarter 2014, compared to 7,800 for the fourth quarter 2013 and 3,000 for the third quarter 2014; and

•	As of December 31, 2014, total postpay subscribers were 220,100.

Prepay Subscribers - Western Markets Only

•	Prepay subscriber gross additions for the fourth quarter 2014 were 9,700, compared to 8,600 for the fourth quarter 2013 and 9,100 for the third quarter 2014;

•	Net prepay subscriber additions (losses) were 300 for the fourth quarter 2014, compared to (500) for the fourth quarter 2013 and 100 for the third quarter 2014; and

•	As of December 31, 2014, total prepay subscribers were 62,000.

Business Outlook

For the year ending December 31, 2014, the Company expects to be at or above the mid-point of its previous full year 2014 Adjusted EBITDA guidance of between $128.0 million and $132.0 million. Full year 2014 Adjusted EBITDA reflects consolidated operations in both the Eastern and Western Markets.

“The solid subscriber results in a very competitive environment reflect continuing positive net ports and our stronger competitive position in the Western Markets, which we expect to further improve upon as we focus our energies on growing market share in the region,” said Rod Dir, President and Chief Operating Officer. “At the same time, we remain on target with our objective of increasing operating efficiencies and believe that we are well-positioned to capitalize on our momentum as we move into 2015.”

Non-GAAP Measures

Adjusted EBITDA is defined as net income attributable to NTELOS Holdings Corp. before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, transaction related costs, restructuring and asset impairment charges, gain/loss on sale or disposal of assets and derivatives, net income attributable to noncontrolling interests, other expenses/income, equity-based compensation charges, separation charges, secondary offering costs, and adjustments for impact of recognizing a portion of the billed SNA contract revenues on a straight line basis.

Adjusted EBITDA is a key metric used by investors to determine if the Company is generating sufficient cash flows to continue to produce shareholder value and provide liquidity for future growth.

Adjusted EBITDA is a non-GAAP financial performance measure. It should not be considered in isolation or as an alternative to measures determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Please refer to the exhibits and materials posted on the Company’s website for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

About NTELOS

NTELOS Holdings Corp. (NTLS), operating through its subsidiaries as "nTelos Wireless," is headquartered in Waynesboro, VA, and provides high-speed, dependable nationwide voice and data coverage for approximately 282,100 retail subscribers based in Virginia, West Virginia and portions of Maryland, North Carolina, Pennsylvania, Ohio and Kentucky. The Company's licensed territories in the Western Markets have a total population of approximately 4.4 million residents, of which its wireless network covers approximately 3.0 million residents. The Company is also the exclusive wholesale provider of network services to Sprint Corporation in portions of its western Virginia and West Virginia territories for all Sprint CDMA and LTE wireless customers.

FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: our ability to attract and retain retail subscribers to our services; our dependence on our strategic relationship with Sprint Corporation (“Sprint”); the approval and timing of Eastern Markets’ spectrum sale; our ability to realize the expected proceeds, cost savings and other benefits from the wind down of our Eastern Markets; the timing and ultimate completion of any tower sales, including those referenced above; a potential increase in roaming rates and wireless handset subsidy costs; rapid development and intense competition in the telecommunications industry; our ability to finance, design, construct and realize the benefits of any planned network technology upgrade; our ability to acquire or gain access to additional spectrum; the potential to experience a high rate of customer turnover; the potential for competitors to build networks in our markets; cash and capital requirements; operating and financial restrictions imposed by our credit agreement; adverse economic conditions; federal and state regulatory fees, requirements and developments; loss of ability to use our current cell sites; our continued reliance on indirect channels of retail distribution; our reliance on certain suppliers and vendors; and other unforeseen difficulties that may occur. These risks and uncertainties are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our most recent Annual Report filed on Form 10-K.

Exhibit

•	Preliminary Subscriber Activity - Western Markets Only

NTELOS Western Markets Proforma ¹ - Preliminary
Key Metrics						Twelve Months Ended
Quarter Ended:	12/31/2013	3/31/2014	6/30/2014	9/30/2014	12/31/2014	12/31/2013	12/31/2014
Subscribers
Beginning Subscribers	266,300	273,600	277,100	274,000	277,100	254,600	273,600
Postpay	201,200	208,800	210,300	212,400	215,500	199,600	208,800
Prepay	65,100	64,800	66,800	61,600	61,600	55,000	64,800

Gross Additions	29,200	25,000	22,500	24,600	28,300	97,600	100,400
Postpay	20,600	14,600	14,700	15,500	18,600	58,300	63,400
Prepay	8,600	10,400	7,800	9,100	9,700	39,300	37,000

Disconnections ²	21,900	21,500	19,500	21,500	23,300	78,600	85,800
Postpay	12,800	12,900	11,200	12,500	13,900	46,600	50,500
Prepay	9,100	8,600	8,300	9,000	9,400	32,000	35,300

Net Additions (Losses) ²	7,300	3,500	3,000	3,100	5,000	19,000	14,600
Postpay	7,800	1,700	3,500	3,000	4,700	11,700	12,900
Prepay	(500)	1,800	(500)	100	300	7,300	1,700

Ending Subscribers ²	273,600	277,100	274,000	277,100	282,100	273,600	282,100
Postpay	208,800	210,300	212,400	215,500	220,100	208,800	220,100
Prepay	64,800	66,800	61,600	61,600	62,000	64,800	62,000

Churn, net ²	2.7%	2.6%	2.3%	2.6%	2.8%	2.5%	2.6%
Postpay	2.1%	2.0%	1.8%	1.9%	2.2%	1.9%	2.0%
Prepay	4.6%	4.4%	4.2%	4.9%	5.0%	4.3%	4.6%

¹	Proforma Western Markets is defined as Consolidated Subscribers less direct Eastern Market Subscribers.

²
During the second quarter, the Company terminated approximately 1,400 postpay subscribers that repeatedly exceeded their terms and conditions relating to permitted usage. Additionally, the Company changed its business rules related to reporting of long-term, non-revenue prepay subscribers. This change resulted in approximately 4,700 prepay subscribers being excluded from our ending subscriber base. The impact of these Company-initiated terminations and change in business rules is reflected in our ending subscriber totals as of June 30, 2014, and is not reflected in our disconnections, net additions and churn calculations for the quarter ended June 30, 2014, and the twelve months ended December 31, 2014.